EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: James F. Arneson President 253.441.4000

Venture Financial Group Announces Third Quarter Results

THIRD QUARTER HIGHLIGHTS

  3rd Quarter Net Income of $3.2 million
  Gross Loans increased $46.2 million over same period in 2006
  Quarterly Interest Income increased $2.9 million or 16.4% over the same period in 2006
  Quarterly Diluted Earnings Per Share increases 4.8% over same quarter last year
  Year-to-Date Diluted Earnings Per Share increases 20.2% over same period last year
  Payment of thirty-fourth consecutive quarterly cash dividends to shareholders

DuPont, WA., October 23, 2007 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the nine months ended September 30, 2007, net income of $9.6 million, an increase of $1.6 million or 20.0% compared to the $8.0 million for the nine months ended September 30, 2006. For the three months ended September 30, 2007, net income increased $200 thousand or 6.7% to $3.2 million compared to $3.0 million for the three months ended September 30, 2006.

At September 30, 2007, total assets were $1.1 billion which was an increase of 14.4% or $138.8 million compared to $961.2 million in total assets at September 30, 2006. Total assets increased 12.5% or $121.9 million from September 30, 2007 compared to December 31, 2006 when total assets were $978.1 million.

“We are pleased to be on schedule with our goals and objectives and to have met our third quarter projections,” said Ken F. Parsons Sr., Venture Financial Group Chairman and CEO.

Total deposits at September 30, 2007 were $854.7 million which was an increase of $103.7 million or 13.8% from $751.0 million at September 30, 2006 and an increase of 10.8% or $83.4 million as compared to $771.3 million at December 31, 2006. Total gross loans including loans held for sale at September 30, 2007 were $756.0 million, which was an increase of 6.5% or $46.2 million from $709.8 million at September 30, 2006 and an increase of 5.6% or $39.9 million as compared to $716.1 million in total loans at December 31, 2006.

At September 30, 2007 the quality of the Company’s assets remained solid. Nonperforming assets as a percentage of total assets increased 5 basis points to 0.17% at September 30, 2007 from 0.12% at September 30, 2006 approaching a more normalized level from a historical low level of 0.07% at December 31, 2006. Nonperforming loans as a percentage of total loans increased 12 basis points to 0.24% at September 30, 2007 from 0.12% at September 30, 2006 and increased from 0.10% at December 31, 2006. The ratio of allowance for credit losses to nonperforming loans was 517%, 1290% and 987% at September 30, 2007, December 31, 2006 and September 30, 2006, respectively. Net charge-offs for the periods ended September 30, 2007, December 31, 2006 and September 30, 2006 were $626 thousand, $592 thousand, and $578 thousand, respectively.

On July 18, 2007, the Board of Directors declared the thirty fourth consecutive quarterly cash dividend, paid on August 10, 2007. The dividend of eight and a half cents per share was paid to all shareholders of record as of July 30, 2007. On October 17, 2007, the Board of Directors declared the thirty fifth consecutive quarterly cash dividend, payable on November 9, 2007. The dividend of eight and a half cents per share is payable to all shareholders of record as of October 29, 2007.

“We have been proactive in positioning the Company to weather economic fluctuations,” said Jim Arneson, President and CEO of Venture Bank. “The recent cut in rates by the Federal Reserve was significant and we were well positioned for the move.”

Operating Results

Net Interest Income
Total net interest income increased $400 thousand or 4.1% to $10.2 million from $9.8 million for the three months ended September 30, 2007 compared to the three months ended September 30, 2006. The net interest margin for the three months ended September 30, 2007 was 3.99% versus 4.52% for the three months ended September 30, 2006. Net interest income increased $3.4 million or 13.0% to $29.5 million for the nine months ended September 30, 2007 compared to $26.1 million for the nine months ended September 30, 2006. The net interest margin for the nine months ended September 30, 2007 was 4.07% versus 4.48% for the nine months ended September 30, 2006. At September 30, 2007 the Company was liability sensitive. The positive margin effect on the Company from the Federal Reserve rate cut late in the third quarter will be seen over a one year time period.

Non-Interest Income
Total non-interest income increased $900 thousand or 40.9% to $3.1 million for the three months ended September 30, 2007 compared to $2.2 million for the three months ended September 30, 2006. The major components of non-interest income include service charge income, saleable mortgage loan fee income and other income. Service charge income remained steady for the third quarter of 2007 compared to the third quarter 2006. Residential mortgage volume declined slightly, providing fee income of $376 thousand for the third quarter of 2007 as compared to $501 thousand for the third quarter of 2006. Other operating income increased to $1.7 million for the third quarter of 2007, compared to $746 thousand for the third quarter of 2006. The change in other operating income for the three months ended September 30, 2007 is due primarily to a $839 thousand increase associated with the change in fair value of junior subordinated debentures.

Non-interest income for the nine months ended September 30, 2007 was $7.9 million compared to $6.5 million for the same period in 2006, an increase of 21.5% or $1.4 million. The most significant factor of this change is other operating income, which increased by $1.6 million for the nine months ended September 30, 2007 compared to the same period in 2006. This increase is due primarily to a year to date change of $1 million associated with the change in fair value of junior subordinated debentures, as well as $191 thousand of legal fee reimbursement, a net realized gain on available for sale securities of $139 thousand and an increase in the cash surrender value of bank owned life insurance of $229 thousand.

Non-Interest Expense
Total non-interest expense increased $1 million or 13.9% to $8.2 million for the three months ended September 30, 2007 from $7.2 million for the three months ended September 30, 2006. All of the components of non-interest expense (salaries and benefits, occupancy, and other expenses) increased slightly for the three months ended September 30, 2007 compared to the same period ending September 30, 2006. The increases are due primarily to the expansion of our infrastructure.

Total non-interest expense increased $2.7 million or 13.6% to $22.5 million for the nine months ended September 30, 2007 from $19.8 million for the nine months ended September 30, 2006. The increase in non-interest expense is attributable mainly to the increase in salaries and benefits of $1 million, an increase in occupancy and equipment expense of $400 thousand and an increase in other expenses of $1.1 million. The $1.1 million increase in other expense is due primarily to expensing the costs related to the recent S-1 filing of $383 thousand, an increase in state and local taxes of $267 thousand and an increase in advertising and public relations expense of $242 thousand.

About Venture Financial Group
Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 18 offices in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release regarding the future impact of the Federal Reserve’s third quarter 2007 rate cut.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share amounts)

	September 30,	December 31,	September 30,
	2007	2006	2006
Assets
Cash and due from banks	$18,491	$16,676	$15,341
Interest bearing deposits in other banks	470	1,078	673
Federal funds sold	0	6,790	1,900
Securities available for sale	271,687	163,129	161,304
Securities held to maturity	10,000	-	-
FHLB Stock and TIB Stock	4,590	4,590	4,490

Loans held for sale	4,178	4,642	5,236
Loans	751,801	711,453	704,574
Allowance for credit losses	(9,416)	(8,917)	(8,555)
Net loans	742,385	702,536	696,019

Premises and equipment, net	32,203	28,716	25,348
Foreclosed real estate	68	34	314
Accrued interest receivable	4,639	4,394	4,207
Cash value of life insurance	20,140	17,540	17,318
Intangible assets	25,652	25,874	25,938
Other assets	5,276	2,109	3,130

Total assets	$1,139,779	$978,108	$961,218
Liabilities
Deposits:
Non-interest bearing checking	$105,105	$100,788	$104,913
NOW, Savings and MMDA	370,220	327,381	285,455
Time certificates of deposits	379,362	343,081	360,653
Total deposits	854,687	771,250	751,021

Repurchase agreements	31,394	33,541	38,846
Short term borrowing	93,196	33,529	27,732
Long term debt	40,000	20,000	30,000
Junior subordinated debentures, at amortized cost	--	22,682	22,682
Junior subordinated debentures, at fair value	21,994	--	--
Accrued interest payable	1,803	1,783	1,465
Other liabilities	8,715	10,091	7,689

Total liabilities	1,051,789	892,876	879,435

Stockholders’ Equity
Common stock, (no par value); 30,000,000 shares authorized,	36,068	35,559	35,330
shares issued and outstanding: September 30, 2007 – 7,214,237
December 31, 2006 – 7,186,349, September 30, 2006 – 7,179,337
Retained earnings	57,213	49,841	47,387
Accumulated other comprehensive income (loss)	(4,657)	466	(441)
Advances to KSOP	(634)	(634)	(493)
Total stockholders’ equity	87,990	85,232	81,783

Total liabilities and stockholders’ equity	$1,139,779	$978,108	$961,218

Other Data
Nonperforming assets to total assets	0.17%	0.07%	0.12%
Nonperforming loans to total loans	0.24%	0.10%	0.12%
Allowance for credit losses to loans	1.25%	1.25%	1.21%
Allowance for credit losses to nonperforming loans	516.80%	1,290.45%	986.74%
Net charge-offs to average loans	0.09%	0.09%	0.09%
Average equity to average assets	8.13%	8.87%	9.01%

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2007	2006	2007	2006
Interest Income
Loans	$16,772	$15,700	$49,139	$41,506
Federal funds sold and deposits in banks	38	73	92	224
Investments	4,019	2,117	9,736	4,609
Total interest income	20,829	17,890	58,967	46,339

Interest Expense
Deposits	8,552	6,293	23,499	14,429
Federal funds purchased	16	12	18	174
Short term repurchase agreements and debt	1,047	719	3,935	2,765
Long term repurchase agreements and debt	970	1,077	1,970	2,897
Total interest expense	10,585	8,101	29,422	20,265

Net interest income	10,244	9,789	29,545	26,074

Provision for credit losses	375	400	1,125	700
Net interest income after provision
for credit losses	9,869	9,389	28,420	25,374

Non-interest income
Service charges on deposit accounts	1,040	990	2,995	2,969
Origination fees on mortgage loans sold	376	501	1,241	1,383
Other operating income	1,694	746	3,704	2,135
Total non-interest income	3,110	2,237	7,940	6,487

Non-interest expense
Salaries and employee benefits	4,444	4,311	12,238	11,151
Occupancy and equipment	1,253	989	3,545	3,081
Other expense	2,520	1,895	6,741	5,615
Total non-interest expense	8,217	7,195	22,524	19,847

Operating income before provision
for income taxes	4,762	4,431	13,836	12,014
Provision for income taxes	1,565	1,403	4,275	4,043
Net income	$3,197	$3,028	$9,561	$7,971

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
arising during the period	291	2,897	(5,123)	704
Change in minimum pension liability	-	124	-	(112)

Comprehensive Income	$3,488	$6,049	$4,438	$8,563

Earnings per Share Data
Basic earnings per share	$0.45	$0.42	$1.34	$1.11
Diluted earnings per share	$0.44	$0.42	$1.31	$1.09
Dividends declared per share	$0.085	$0.075	$0.245	$0.215

Weighted average number of common shares	7,161,814	7,143,946	7,158,156	7,183,253
Weighted average number of common shares,
Including dilutive stock options	7,283,901	7,250,349	7,284,476	7,306,900

Performance Ratios
Return on average assets (annualized)	1.16%	1.29%	1.21%	1.24%
Return on average equity (annualized)	14.99%	15.52%	14.88%	13.72%
Net interest margin	3.99%	4.52%	4.08%	4.48%
Efficiency Ratio	61.14%	59.10%	59.66%	59.98%